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                     AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

          The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13D in connection with their beneficial ownership of the common stock of Daniel Green Company at June 30, 1996 and agree that this filing is filed on behalf of each of them.


July 3, 1996                        RIEDMAN CORPORATION


                                    By: /s/ James R. Riedman
                                       James R. Riedman, President


July 3, 1996                              /s/ James R. Riedman
                                              James R. Riedman